Exhibit 99.1
Media Contact:
Anna del Rosario
650/318-4500
newsroom@actel.com
MAURICE CARSON JOINS ACTEL CORPORATION AS
CHIEF FINANCIAL OFFICER
MOUNTAIN VIEW, Calif., July 14, 2009—Actel Corporation (NASDAQ: ACTL) today announced that Maurice Carson has joined the company as executive vice president and chief financial officer. Mr. Carson will report directly to John East, Actel’s president and CEO, beginning August 17, 2009.
“Maurice joins Actel at a pivotal time in our history of nearly 25 years of innovation,” said Mr. East. “As Actel aggressively expands beyond traditional FPGA markets, his expertise and experience in the semiconductor industry will be invaluable to our team.”
Mr. Carson comes to Actel from a six-year tenure as vice president and CFO of Kulicke & Soffa (NASDAQ: KLIC – News), a global leader in the design and manufacture of semiconductor assembly equipment. Prior to that, he served as vice president of finance and corporate controller for Cypress Semiconductor. He has also held various financial positions at Ephigraphx, Kraft Foodservice and Motorola Corporation. Mr. Carson holds a bachelor of science degree from the University of Colorado and a master’s degree in business administration from the University of Chicago.
“Actel’s strategy to differentiate itself from other FPGA vendors and penetrate new markets is exciting,” said Mr. Carson. “I’m looking forward to working with John and the rest of the company in executing this strategy and increasing Actel’s value to shareholders.”
About Actel
Actel is the leader in low-power FPGAs and mixed-signal FPGAs, offering the most comprehensive portfolio of system and power management solutions. Power Matters. Learn more at www.actel.com.
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